Exhibit 10.1

TAX MATTERS AGREEMENT

By and between

BELO CORP.

and

A. H. BELO CORPORATION

Dated as of February     , 2008

i

ii

TAX MATTERS AGREEMENT dated as of February __, 2008 (this “Agreement”) between Belo Corp, a Delaware corporation (“Belo”) and A. H. Belo Corporation., a Delaware corporation whose sole shareholder is Belo (“A. H. Belo” and, together with Belo, each, a “Party” and collectively, the “Parties”).

WHEREAS, as of the date of this Agreement, the Belo affiliated group includes A. H. Belo and its subsidiaries;

WHEREAS, the Parties (or their predecessors-in-interest) have entered into the Separation and Distribution Agreement, pursuant to which Belo has contributed to A. H. Belo the stock and assets associated with the A. H. Belo Business (as defined herein) in exchange for shares of common stock of A. H. Belo (the “Contribution”);

WHEREAS, Belo intends to distribute on a pro rata basis to its shareholders all of the shares of stock of A. H. Belo (the “Distribution”);

WHEREAS, in order to effect the Contribution and Distribution the Parties have engaged in various internal transfers of assets and stock (the “Related Reorganizations”);

WHEREAS, the Parties intend that the Contribution, Distribution and Related Reorganizations qualify for non-recognition of gain or loss pursuant to one or more of Sections 368(a), 351, 354, 355, 361 or 1032 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, as a result of and upon the Distribution, A. H. Belo and its subsidiaries will cease to be members of the Belo Group; and

WHEREAS, the Parties desire to allocate the Tax responsibilities, liabilities and benefits of transactions that occur on or prior to, and that may occur after, the date on which the Distribution occurs (the “Distribution Date”) and to provide for and address certain other Tax matters.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties (each on behalf of itself and each of its Affiliates) hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definition of Terms. The following terms shall have the following meanings (such meanings to apply equally to both the singular and the plural forms of the terms defined). All Section and Exhibit references are to this Agreement unless otherwise stated. Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to such terms in the Separation and Distribution Agreement.

“Action” means any claim, demand, action, cause of action, suit, countersuit, arbitration, litigation, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal or authority.

“Active Trade or Business” means the active trade or business of A. H. Belo and its subsidiaries as described in the Ruling.

“Adjustment Request” means any formal or informal claim or request filed with any governmental authority for any Refund, underpayment or overpayment of Tax or any change in available Tax Attributes.

“Affiliate” of any Person means any entity that, after the Distribution, is directly or indirectly “controlled” by any of (i) the Person in question, (ii) any Person of which the Person in question is an Affiliate under clause (i), or (iii) any Affiliate under clause (i) of a Person described in clause (ii). For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise.

“Agreement” has the meaning set forth in the recitals.

“A. H. Belo” has the meaning set forth in the recitals.

“A. H. Belo Business” means the newspaper business and related businesses as more fully described in Belo’s SEC Form 10 Information Statement provided in connection with the Distribution.

“A. H. Belo Capital Stock” means (i) all classes or series of capital stock of A. H. Belo, including common stock and all other instruments treated as equity in A. H. Belo for U.S. federal Income Tax purposes and (ii) all options, warrants and other rights to acquire such capital stock.

“A. H. Belo Group” means A. H. Belo and each of its Subsidiaries and Affiliates as of the date hereof, and any corporation or other entity that may become part of such Group from time to time.

“Ancillary Agreement” has the meaning set forth in the Separation and Distribution Agreement.

“Belo” has the meaning set forth in the recitals.

“Belo Consolidated Group” means the affiliated group of corporations (within the meaning of Section 1504 of the Code) of which Belo is the common parent on or prior to the Distribution Date.

“Belo Group” means Belo and each of its Affiliates and Subsidiaries, and any corporation or other entity that may become part of such Group from time to time. For the avoidance of doubt, the Belo Group excludes any entity that is a member of the A. H. Belo Group.

“Code” has the meaning set forth in the recitals.

“Contribution” has the meaning set forth in the recitals.

“Distribution” has the meaning set forth in the recitals.

“Distribution Date” has the meaning set forth in the recitals.

“Final Determination” means the final resolution of liability for any Tax for any taxable period by or as a result of (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Code Sections 7121 or 7122, or a comparable arrangement under the laws of another jurisdiction; (iii) any allowance of a Refund in respect of an overpayment of Tax, but only after the expiration of all periods during which such amount may be recovered by the Taxing Authority imposing the Tax; or (iv) any other final disposition, including by reason of the expiration of the applicable statute of limitations.

“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau or agency, or any other regulatory, self-regulatory, administrative or governmental organization or authority, including the New York Stock Exchange, Inc.

“Group” means the Belo Group and/or the A. H. Belo Group, as the context requires.

“Income Taxes” means all federal, state, local, and foreign income or franchise Taxes or other Taxes based on income or net worth.

“Indemnifying Party” has the meaning set forth in Section 5.01.

“Indemnitee” has the meaning set forth in Section 5.01.

“IRS” means the U.S. Internal Revenue Service.

“Joint Return” means any Return that includes both a member of the Belo Group and a member of the A. H. Belo Group.

“Law” means any applicable foreign, federal, national, state, provincial or local law (including common law), statute, ordinance, rule, regulation, code or other requirement enacted, promulgated, issued or entered into, or act taken, by a Governmental Authority.

“Other Taxes” means all Taxes other than Income Taxes, including (but not limited to) transfer, sales, use, excise, payroll, property, and unemployment Taxes.

“Party” or “Parties” has the meaning set forth in the recitals.

“Past Practices” has the meaning set forth in Section 3.03(a).

“Person” means any natural person, corporation, general or limited partnership, limited liability company or partnership, joint stock company, joint venture, association, trust,

bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

“Post-Distribution Tax Period” means any taxable period (or portion thereof) beginning after the Distribution Date.

“Pre-Distribution Tax Period” means any taxable period (or portion thereof) ending on or before the close of the Distribution Date.

“Proposed Acquisition Transaction” has the meaning set forth in Section 4.02(b)(i).

“Refund” means any cash refund of Taxes or reduction of Taxes by means of credit, deduction, offset or otherwise.

“Reportable Transaction” means a reportable or listed transaction as defined in Section 6011 of the Code or the Treasury Regulations promulgated thereunder.

“Restricted Period” means the period beginning on the date of this Agreement and ending on, and including, the last day of the two-year period following the Distribution Date.

“Ruling” means all private letter rulings granted by the IRS or any other taxing authority relating to the Transactions (whether granted prior to, on or after the date hereof), requests for such rulings, including all supplemental ruling requests and information submissions, and any exhibit to any of the foregoing.

“Satisfactory Guidance” means either a ruling from the IRS or an Unqualified Tax Opinion, at the election of A. H. Belo, in either case reasonably satisfactory to Belo in both form and substance, including with respect to any underlying assumptions or representations. Satisfactory Guidance shall not include an Unqualified Tax Opinion with respect to which Belo’s counsel, of recognized national standing, provides an opinion to Belo that the conclusions in such Unqualified Tax Opinion are not free from doubt. For the avoidance of doubt, this definition is intended to allow Belo to prevent A. H. Belo from taking the action that is the subject of a ruling from the IRS or an Unqualified Tax Opinion, if Belo determines in good faith that there is any Tax risk to it from such action based upon either (1) any uncertainty concerning any underlying assumptions or representations in such ruling or opinion or (2) any legal uncertainty referred to in advice it receives from its counsel.

“Separate Return” means (i) in the case of the A. H. Belo Group, a Tax Return of any member of that Group (including any consolidated, combined, affiliated or unitary Return) that does not include, for all or any portion of the relevant taxable period, any member of the Belo Group and (ii) in the case of the Belo Group, a Tax Return of any member of that Group (including any consolidated, combined, affiliated or unitary Return) that does not include, for all or any portion of the relevant taxable period, any member of the A. H. Belo Group.

“Separation and Distribution Agreement” means the Separation and Distribution Agreement, as amended from time to time, by and between Belo and A. H. Belo dated as of                  , 2008.

“Spin-Off Taxes” means all (i) Taxes of any member of the Belo Group or the A. H. Belo Group resulting from, or arising in connection with, the failure of the Related Reorganizations, Contribution or the Distribution to have Tax-Free Status, (ii) Taxes of the type described in clause (i) of any third party for which any member of the Belo Group or the A. H. Belo Group is or becomes liable, and (iii) reasonable out of pocket legal, accounting and other advisory and court fees in connection with liability for Taxes described in clauses (i) or (ii).

“Straddle Period” means any taxable period beginning on or before the Distribution Date and ending after the Distribution Date.

“Tax Advisor” means a U.S. Tax counsel or other Tax advisor of recognized national standing reasonably acceptable to both Parties.

“Tax Attribute” means a net operating loss, net capital loss, investment credit, foreign Tax credit, excess charitable contribution, general business credit or any other item of loss, deduction or credit that could reduce a Tax liability.

“Tax Contest” means an audit, review, examination or any other administrative or judicial proceeding with the purpose or effect of determining or redetermining Taxes (including any administrative or judicial review of any Adjustment Request).

“Tax Dispute” means any dispute arising in connection with this Agreement.

“Tax-Free Status” means the qualification of the Related Reorganizations, Contribution and Distribution (i) as one or more transactions qualifying for non-recognition of gain pursuant to Code Sections 355(a) and 368(a)(1)(D) or 351, (ii) in which the A. H. Belo stock (and other stock distributed in the Related Reorganizations) is “qualified property” for purposes of Code Sections 355(c) and 361(c), (iii) in which Belo, A. H. Belo and the shareholders of Belo recognize no income or gain for U.S. federal Income Tax purposes pursuant to Code Sections 354, 355, 361 and 1032 and (iv) that qualifies for tax-free treatment under comparable provisions of state and local law. For the avoidance of doubt, recognition of income or gain that relates to items described in Sections 2.03(c)(i)(A) or 2.04 or to intercompany items shall not cause the Distribution to fail to achieve Tax-Free Status.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit, or any other item (including the basis or adjusted basis of property) which increases or decreases Income Taxes paid or payable in any taxable period.

“Tax Opinions/Rulings” means (i) any Ruling and (ii) the opinions of Tax Advisors relating to the Transactions including, without limitation, those issued either at the time of the Distribution or to allow a Party to take actions otherwise prohibited under this Agreement.

“Tax Return” or “Return” means any return, filing, report, questionnaire, information statement, claim for Refund, or other document required or permitted to be filed, including any amendments that may be filed, for any taxable period with any Taxing Authority.

“Taxes” means all forms of taxation or duties imposed, or required to be collected or withheld, including charges, together with any related interest, penalties or other additional amounts. For the avoidance of doubt, the term “Taxes” does not include amounts to be paid to any Governmental Authority pursuant to escheat law.

“Taxing Authority” means any Governmental Authority imposing Taxes.

“Transactions” means the Contribution, the Distribution, the Related Reorganizations, the transactions contemplated by the Separation and Distribution Agreement and any other transfer of assets (whether by contribution, sale or otherwise) between any member of the Belo Group and any member of the A. H. Belo Group in connection with the Contribution or the Distribution.

“Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor that permits reliance by Belo. The Tax Advisor, in issuing its opinion, shall be permitted to rely on the validity and correctness, as of the date given, of any previously issued Tax Opinions/Rulings, unless such reliance would be unreasonable under the circumstances.

ARTICLE II

PAYMENT OF TAXES

Section 2.01 Income Taxes.

(a) Except as otherwise provided hereinafter in this Section 2.01 and in Sections 2.02 and 2.04, Belo shall be responsible for all Income Taxes (i) of A. H. Belo and its Affiliates for any Pre-Distribution Tax Period; (ii) of A. H. Belo and its Affiliates for any Straddle Period, but only to the extent allocated to Belo pursuant to Section 2.05; or (iii) imposed under Treasury Regulation Section 1.1502–6 or under any comparable or similar provision of state, local or foreign laws or regulations on A. H. Belo or an Affiliate solely as a result of such company being a member of a consolidated, combined, or unitary group with Belo or any Belo Affiliate during any Tax period. Provided, however that (x) any liability for Taxes (and related expenses) resulting from a redetermination on audit examination (or other proceeding) of any gain recognized as a result of the Distribution pursuant to Treasury Regulation § 1.1502-13 (or any predecessor provision), or comparable provision of state law, shall be shared one-third by Belo and two-thirds by A. H. Belo and (y) pursuant to the historic tax sharing policy of the Belo Consolidated Group, A. H. Belo shall bear and shall reimburse Belo therefor as provided in Section 3.02(b) (xx) the A. H. Belo Group’s share of the Income Tax liability for the period from January 1, 2008 through the Distribution Date reported on the consolidated federal income tax return (and any similar state return) of Belo and its subsidiaries and (yy) the entire amount reported on each 2008 Separate Return of the A. H. Belo Group or any member thereof.

(b) A. H. Belo shall be responsible for all Income Taxes (i) of A. H. Belo and its Affiliates which are not the responsibility of Belo pursuant to Section 2.01(a) (including, without limitation, Income Taxes for Post–Distribution Tax Periods of A. H. Belo and its Affiliates); and (ii) of Belo and its Affiliates attributable to acts or omissions of A. H. Belo or its Affiliates taken after the Distribution (other than acts or omissions that are (x) in the ordinary course of business, (y) otherwise contemplated by the Separation and Distribution Agreement or any Ancillary Agreement or (z) specifically addressed in Section 2.02, below, which shall govern liability for Spin-Off Taxes).

Section 2.02 Spin-Off Taxes.

(a) A. H. Belo shall be liable, and shall indemnify the Belo Group, for any Spin-Off Taxes that are attributable to (i) any inaccurate statement or representation of fact or intent (or omission to state a material fact) in a letter or certificate that is provided by any member of the A. H. Belo Group after the date hereof, and that forms the basis for the Tax Opinions/Rulings; (ii) any act or omission by the A. H. Belo Group after the date of this Agreement inconsistent with the covenants set forth in this Agreement; or (iii) any other act or omission by the A. H. Belo Group after the date of this Agreement (except for acts disclosed in any Ruling request submitted to the IRS prior to the date hereof), including any act or omission that would have resulted in A. H. Belo being in breach of Section 4.01(b) but for the receipt by A. H. Belo of a Ruling from the IRS, an Unqualified Tax Opinion or a waiver.

(b) Belo shall be liable, and shall indemnify the A. H. Belo Group, for any Spin-Off Taxes attributable to (i) any inaccurate statement or representation of fact or intent (or omission to state a material fact) in a letter or certificate that is provided by any member of the Belo Group after the date hereof and that forms the basis for the Tax Opinions/Rulings; (ii) any act or omission by the Belo Group after the date of this Agreement inconsistent with the covenants set forth in this Agreement; or (iii) any other act or omission (except for acts disclosed in any Ruling request submitted to the IRS prior to the date hereof) by the Belo Group after the date of this Agreement.

(c) Liability for any Spin-Off Taxes described in both paragraphs (a) and (b) shall be shared by Belo and A. H. Belo according to relative fault. If neither Party is at fault, they shall share the liability equally.

Section 2.03 Other Taxes.

(a) Subject to Section 2.03(c), below, Belo shall be responsible for all Other Taxes attributable to Belo and its Affiliates (other than A. H. Belo and its Affiliates) and to its business activities other than the A. H. Belo Business, or resulting from the Transactions, for all Pre–Distribution Tax Periods, Straddle Periods, and Post–Distribution Tax Periods.

(b) Subject to Section 2.03(c), below, A. H. Belo shall be responsible for all Other Taxes attributable to A. H. Belo and its Affiliates or to the A. H. Belo Business for all Pre–Distribution Tax Periods, Straddle Periods, and Post–Distribution Tax Periods.

(c) In each case the responsibilities of 2.03(a) and 2.03(b) shall be consistent with the principles described below:

(i) Transfer Taxes.

(A) Except as otherwise provided in this Agreement or the other Ancillary Agreements, the Belo Group shall be liable, and shall indemnify the A. H. Belo Group, for any stamp, sales, use, gross receipts, value-added, real estate transfer or other transfer Taxes imposed in connection with the Transactions.

(B) If business operations or assets of a Belo entity are transferred to an A. H. Belo entity as part of the Transactions, the transferee shall assume any and all liabilities for stamp, sales, use, gross receipts, value-added, real estate transfer and other transfer Taxes associated with such transferred operations (but not such liabilities specifically relating to the Transactions) and will have sole responsibility for satisfying such liabilities.

(C) With respect to Refund claims pending on the Distribution Date involving any sales, use, gross receipts or other similar Taxes, (x) in the case of a Refund received by Belo and payable to A. H. Belo pursuant to the terms hereof, the amount of such payment shall be net of all contingent fee expenses and Taxes paid by Belo and related to such Refund, or (y) in the event that A. H. Belo receives a Refund due any member of the A. H. Belo Group directly from the relevant Taxing Authority, it shall reimburse Belo for all contingent fee expenses and Taxes paid by Belo with respect to such Refund. For the avoidance of doubt, A. H. Belo shall not be liable for any contingent fee expenses or Taxes related to Refunds received prior to the Distribution Date.

(ii) Property Taxes. If property is transferred between legal entities, the transferee shall assume any and all liabilities for real and personal property Taxes associated with such transferred property and will have sole responsibility for satisfying such liabilities.

(iii) Payroll Taxes. If an employee moves from one employer to another, the “new” employer shall assume any and all employment related Taxes attributable to such transferred employee and will have sole responsibility for satisfying such liabilities.

Section 2.04 Certain Income Taxes. Without regard to anything to the contrary in this Article II, Belo shall be liable, and shall indemnify the A. H. Belo Group, for all Taxes arising as a result of the Transactions from (i) excess loss accounts taken into account under Code Section 1502, (ii) Code Section 357(c) or (iii) Code Section 361(b), in each case, including under similar state and local law provisions. Any Taxes attributable to deferred intercompany gains that are triggered as a result of the Transactions shall be the responsibility of Belo and shall not be included in determining the A. H. Belo Group’s Income Tax liability. To the extent there are adjustments to the amount of any deferred intercompany gain triggered as a result of the Distribution, Belo and A. H. Belo shall, pursuant to Section 2.01(a), be responsible for paying the additional Tax associated with any increase in the amount of gain in the ratio of one-third and two-thirds, respectively, and Belo shall be entitled to any Refund attributable to any reduction of gain except to the extent the Refund is attributable to an increase in the amount of such gain, in which case the Refund or portion thereof shall be shared between Belo and A. H. Belo in recordance with the above ratio.

Section 2.05 Allocation of Certain Income Taxes and Income Tax Items.

(a) If Belo, A. H. Belo or any of their respective Affiliates is permitted but not required under applicable U.S. federal, state, local or foreign Tax laws to treat the Distribution Date as the last day of a taxable period, then the Parties shall treat such day as the last day of a taxable period under such applicable Tax law, and shall file any elections necessary or appropriate to such treatment; provided that this Section 2.05(a) shall not be construed to require Belo to change its taxable year.

(b) Transactions occurring, or actions taken, on the Distribution Date but after the Distribution outside the ordinary course of business by, or with respect to, A. H. Belo or any of its Affiliates shall be deemed subject to the “next day rule” of Treasury Regulation Section 1.1502–76(b)(1)(ii)(B) (and under any comparable or similar provision under state, local or foreign laws or regulations, provided that if there is no comparable or similar provision under state, local or foreign laws or regulations, then the transaction will be deemed subject to the “next day rule” of Treasury Regulation Section 1.1502–76(b)(1)(ii)(B)) and as such shall for purposes of this Agreement be treated (and consistently reported by the Parties) as occurring in a Post–Distribution Tax Period of A. H. Belo or an A. H. Belo Affiliate, as appropriate.

(c) Any Taxes for a Straddle Period with respect to A. H. Belo and/or its Affiliates (or entities in which A. H. Belo and/or one of its Affiliates has an ownership interest) shall, for purposes of this Agreement, be apportioned between Belo and A. H. Belo based on the portion of the period ending on and including the Distribution Date and the portion of the period beginning after the Distribution Date, and each such portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period). Any allocation of income or deductions required to determine any Income Taxes for a Straddle Period shall be made by means of a closing of the books and records of A. H. Belo and its Affiliates as of the close of business on the Distribution Date; provided that (i) Belo may elect to allocate Tax Items (other than any extraordinary Tax Items) ratably in the month in which the Distribution occurs (and if Belo so elects, A. H. Belo shall so elect) as described in Treasury Regulation Section 1.1502–76(b)(2)(iii) and corresponding provisions of state, local, and foreign Tax laws; and (ii) subject to (i), exemptions, allowances or deductions that are calculated on an annual basis, and not on a closing of the books method, (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on and including the Distribution Date and the period beginning after the Distribution Date based on the number of days for the portion of the Straddle Period ending on and including the Distribution Date, on the one hand, and the number of days for the portion of the Straddle Period beginning after the Distribution Date, on the other hand.

(d) Tax Attributes determined on a consolidated or combined basis for taxable periods ending before or including the Distribution Date shall be allocated to Belo and its Affiliates, and A. H. Belo and its Affiliates, in accordance with the Code and the Treasury Regulations (and any applicable state, local, or foreign law or regulation). Belo shall reasonably determine the amounts and proper allocation of such attributes, and the Tax basis of the assets and liabilities transferred to A. H. Belo in connection with the Transactions, as of the Distribution Date; provided that A. H. Belo shall be entitled to participate in such determination. Belo and A. H. Belo agree to compute their Tax liabilities for taxable periods after the Distribution Date consistent with that determination and allocation, and treat the Tax Attributes and Tax Items as reflected on any federal (or applicable state, local or foreign) Income Tax Return filed by the Parties as presumptively correct.

Section 2.06 Refunds. Except as provided in Section 2.07:

(a) Belo shall be entitled to all Refunds with respect to any Tax for which Belo is responsible under Sections 2.01, 2.02, 2.03, or 2.04. A. H. Belo shall be entitled to all Refunds with respect to any Tax for which A. H. Belo is responsible under Sections 2.01, 2.02,

2.03, or 2.04. Belo shall be entitled to any Refund resulting from change of accounting method granted by the IRS for 2007 or 2008.

(b) A. H. Belo and Belo shall each forward to the other Party, or reimburse such other Party for, any Refunds received by the first Party and due to such other Party pursuant to this Section (net of all contingent fees and Taxes payable by the first Party and related to such Refund). Where a Refund is received in the form of a deduction from, or credit or other offset against other or future Tax liabilities, reimbursement with respect to such Refund shall be due in each case on the due date for payment of the Tax from or against which such Refund has been deducted, credited or otherwise offset.

(c) If one Party reasonably so requests, the other Party (at the first Party’s expense) shall file for and pursue any Refund to which the first Party is entitled under this Section; provided that the other Party need not pursue any Refund on behalf of the first Party unless the first Party provides the other Party a certification by an appropriate officer of the first Party setting forth the first Party’s belief (together with supporting analysis) that the Tax treatment of the Tax Items on which the entitlement to such Refund is based is more likely than not correct, and is not a Tax Item arising from a Reportable Transaction.

(d) If the other Party pays any amount to the first Party under this Section 2.06 and, as a result of a subsequent Final Determination, the first Party is not entitled to some or all of such amount, the other Party shall notify the first Party of the amount to be repaid to the other Party, and the first Party shall then repay such amount to the other Party, together with any interest, fines, additions to Tax, penalties or any additional amounts imposed by a Taxing Authority relating thereto.

Section 2.07 Carrybacks.

(a) Notwithstanding anything in this Agreement, A. H. Belo shall file (or cause to be filed) on a timely basis any available election to waive the carryback of net operating losses, Tax credits or other Tax Items by A. H. Belo or any Affiliate from a Post–Distribution Tax Period to a Straddle Period or Pre–Distribution Tax Period. Such elections shall include, but not be limited to, the election described in Treasury Regulation Section 1.1502–21(b)(3)(ii)(B), and any analogous election under state, local, or foreign Income Tax laws, to waive the carryback of net operating losses for U.S. federal Income Tax purposes.

(b) If, notwithstanding the provisions of Section 2.07(a), A. H. Belo is required to carryback losses or credits, A. H. Belo shall be entitled to any Refund of any Tax obtained by Belo or a Belo Affiliate as a result of the carryback of losses or credits of A. H. Belo or its Affiliate from any Post-Distribution Tax Period to any Pre-Distribution Tax Period. Such Refund is limited to the net amount received by Belo or a Belo Affiliate, net of any Tax cost incurred by Belo or such Affiliate resulting from such Refund. Upon request by A. H. Belo, Belo shall advise A. H. Belo of an estimate of any Tax cost Belo projects will be associated with any carryback of losses or credits of A. H. Belo or its Affiliates as provided in this Section 2.07(b).

(c) If A. H. Belo has a Tax Item that must be carried back to any Pre-Distribution Tax Period, A. H. Belo shall notify Belo in writing that such Tax Item must be carried back. Such notification shall include a description in reasonable detail of the grounds for the Refund and the amount thereof, and a certification by an appropriate officer of A. H. Belo setting forth A. H. Belo’s belief (together with supporting analysis) that the Tax treatment of such Tax Item is more likely than not correct, and is not a Tax Item arising from a Reportable Transaction.

(d) If Belo pays any amount to A. H. Belo under Section 2.07(b) and, as a result of a subsequent Final Determination, A. H. Belo is not entitled to some or all of such amount, Belo shall notify A. H. Belo of the amount to be repaid to Belo, and A. H. Belo shall then repay such amount to Belo, together with any interest, fines, additions to Tax, penalties or any additional amounts imposed by a Taxing Authority relating thereto.

ARTICLE III

PREPARATION AND FILING OF TAX RETURNS

Section 3.01 Belo Responsibility.

(a) Subject to paragraph (b) below, Belo shall make all determinations with respect to, have ultimate control over the preparation of and file all (i) Joint Returns and Belo Separate Returns, in each case as it determines to be mandatory or advisable for all taxable periods, (ii) A. H. Belo Separate Returns that are Income Tax Returns for all Pre-Distribution Tax Periods and (iii) at Belo’s election, A. H. Belo Separate Returns that are Income Tax Returns for all Straddle Periods provided that Belo provides written notice to A. H. Belo 45 days after the end of such Straddle Period that Belo is exercising its right to prepare such Tax Return.

(b) If, in connection with the preparation of any Return, Belo materially modifies any information relating to, or provided in, the pro forma federal and state Income Tax Returns or other information related to members of the A. H. Belo Group prepared by A. H. Belo and provided to Belo pursuant to Section 3.02 below, the portions of the Returns that include such information shall be submitted to A. H. Belo no later than 30 days prior to the due date (including extensions) for filing of such federal Returns and 20 days prior to the due date (including extensions) for filing of such state Returns (or if such due date is within 30 days following the Distribution Date, as promptly as practicable following the Distribution Date). Within 10 days after delivery of any such revised portions of any Return, A. H. Belo shall provide comments to Belo in writing to the extent A. H. Belo objects to any revisions that could reasonably be expected to adversely impact any member of the A. H. Belo Group. Such A. H. Belo comments shall be incorporated into the Return upon the consent of Belo, not to be unreasonably withheld. If A. H. Belo does not so notify Belo of any objection, A. H. Belo shall be considered to have consented to the filing of such Return. The dates for submissions to A. H. Belo required in this section may be modified by mutual agreement of Belo and A. H. Belo.

Section 3.02 A. H. Belo Responsibility.

(a) A. H. Belo shall make all determinations with respect to, have ultimate control over the preparation of and file all Tax Returns (other than those described in Section

3.01) for the A. H. Belo Group as it determines to be mandatory or advisable and for all taxable periods. A. H. Belo shall prepare and provide to Belo all pro forma federal and state Income Tax Returns and other information related to members of the A. H. Belo Group required to complete any Tax Return which is the responsibility of Belo pursuant to Section 3.01, in the format reasonably requested by Belo, and at least 110 days prior to the due date (including extensions) of the relevant federal Return and at least 100 days prior to the due date (including extensions) of the relevant state Return. The dates for submissions to Belo required in this section may be modified by mutual agreement of Belo and A. H. Belo.

(b) In the case of any Tax Return that is the responsibility of Belo pursuant to Section 3.01(a) and that relates to an Income Tax that is the obligation of A. H. Belo, A. H. Belo shall pay to Belo the amount of the provision for such Income Tax no later than 10 days prior to the due date (including extensions) for the filing of such Tax Return.

Section 3.03 Tax Accounting Practices.

(a) Except as provided in Section 3.03(b), any Tax Return for any Pre-Distribution Tax Period or Straddle Period, to the extent it relates to members of the A. H. Belo Group, shall be prepared in accordance with practices, accounting methods, elections, conventions and Tax positions used with respect to the Tax Return in question for periods prior to the Distribution (“Past Practices”), and, in the case of any item the treatment of which is not addressed by Past Practices, in accordance with generally acceptable Tax accounting practices. Notwithstanding the foregoing, for any Tax Return described in the preceding sentence, (i) a Party will not be required to follow Past Practices with either the written consent of the other Party (not to be unreasonably withheld) or a “should” level opinion from a Tax Advisor that the proposed method of reporting is correct and (ii) Belo shall have the right to determine which entities will be included in any consolidated, combined, affiliated or unitary Return that it is responsible for filing.

(b) The Parties shall report the Transactions for all Tax purposes in a manner consistent with the Tax Opinions/Rulings, unless, and only to the extent, an alternative position is required pursuant to a Final Determination. Belo shall determine the Tax treatment to be reported on any Tax Return of any Tax issue relating to the Transactions that is not covered by the Tax Opinions/Rulings.

Section 3.04 Right to Review Tax Returns. Upon request, each Party shall make available to the other Party the portion of Pre-Distribution Tax Period Tax Returns that relates to the A. H. Belo Group that the first Party is responsible for preparing under this Article III.

ARTICLE IV

TAX-FREE STATUS OF DISTRIBUTION

Section 4.01 Covenants.

(a) Each of A. H. Belo and Belo will not take or fail to take, or permit its Affiliates to take or fail to take, any action (which includes the undertaking of any transaction) where that action or omission would (i) violate, be inconsistent with or cause to be untrue any covenant, representation or statement in any Tax Opinions/Rulings or a letter or certificate that forms the basis therefor, or (ii) prevent, or be reasonably likely to prevent, or be inconsistent with, the Tax-Free Status.

(b) During the Restricted Period, except as provided in paragraph (c), A. H. Belo shall not, and shall not permit its Affiliates to, in a single transaction or in a series of transactions:

(i) permit any transaction or series of transactions (or any agreement, understanding or arrangement to enter into a transaction or series of transactions) as determined for purposes of Code Section 355(e), in connection with which (A) any member of the A. H. Belo Group would merge or consolidate with any Person other than any other member of the A. H. Belo Group, (B) any member of the A. H. Belo Group would form one or more joint ventures with any Person other than any other member of the A. H. Belo Group in which, in the aggregate, more than 10% of the gross assets of the A. H. Belo Group are transferred to such joint ventures or (C) any Person would (directly or indirectly) acquire, or have the right to acquire, from any other Person or Persons, a more than 10% interest in A. H. Belo Capital Stock (a “Proposed Acquisition Transaction”). For these purposes, any recapitalization, repurchase or redemption of A. H. Belo Capital Stock shall be treated as an indirect acquisition of such stock by any non-exchanging shareholder to the extent such shareholder’s percentage interest in the issuer increases by vote or value. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (w) the adoption by A. H. Belo of a shareholder rights plan that meets the requirements of IRS Revenue Ruling 90-11, (x) issuances of A. H. Belo Capital Stock pursuant to an employee stock purchase agreement or equity compensation plan that Belo has notified A. H. Belo in writing is acceptable to Belo in its sole discretion (for the avoidance of doubt, (i) any modification or amendment to such agreement or plan is also subject to the prior written consent of Belo and (ii) Belo’s approval is required for the underlying purchase agreement or plan but not for each issuance of stock pursuant thereto), (y) transfers on an established market of A. H. Belo Capital Stock described in Safe Harbor VII of Treasury Regulation Section 1.355-7(d) or (z) issuances of A. H. Belo Capital Stock described in Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d);

(ii) liquidate or partially liquidate, including by way of merger or consolidation, any member of the A. H. Belo Group other than A. H. Belo;

(iii) liquidate or partially liquidate A. H. Belo;

(iv) cause or permit the A. H. Belo Group to cease to engage in the Active Trade or Business;

(v) sell or transfer assets, other than inventory sold or transferred in the ordinary course of business, constituting (A) 50% or more of the gross assets that are held by any member of the A. H. Belo Group and are used in the Active Trade or Business and are relied upon to satisfy the requirements of Code Section 355(b), (B) 50% or more of the consolidated gross assets of the A. H. Belo Group that are used in an Active Trade or Business (such percentages to be measured based on fair market value as of the Distribution Date) or (C) any lesser amount if that sale or transfer could reasonably be expected to result in a significant and material change to, or termination of, the Active Trade or Business immediately after the Distribution Date; or

(vi) amend its certificate of incorporation (or other organizational documents), or take any other action, affecting the relative voting rights of the separate classes of A. H. Belo Capital Stock; provided, however, that this clause (vi) shall not be deemed to be violated upon A. H. Belo’s adoption of a shareholder rights plan that meets the requirements of IRS Revenue Ruling 90-11.

(c) Notwithstanding paragraph (b):

(i) clauses (i) through (vi) of paragraph (b) shall not apply upon the prior written consent of Belo, which consent may not be withheld if Belo determines in good faith that A. H. Belo has provided it with Satisfactory Guidance concluding that the proposed actions will not result in Spin-Off Taxes;

(ii) clause (v) of paragraph (b) shall not apply after the six month anniversary of the Distribution Date;

(iii) for purposes of clause (i), if A. H. Belo provides Belo an Unqualified Tax Opinion that is intended to be Satisfactory Guidance concerning a Proposed Acquisition Transaction, then such Opinion may be based on the assumption that Belo did not have any agreement, understanding, arrangement or substantial negotiations, within the meaning of Treasury Regulations Section 1.355-7(h), with the counterparty to the Proposed Acquisition Transaction within the two year period preceding the Distribution Date and such assumption shall not prevent such Unqualified Tax Opinion from being considered Satisfactory Guidance by the Parties, provided that (x) such assumption must be based on a certificate of such counterparty that such assumption is true to the best of its knowledge and belief, and (y) Belo may deem such Opinion not to be Satisfactory Guidance if, in its reasonable judgment, there is a risk that such assumption is not correct; and

(iv) In the event that A. H. Belo intends to consummate any Proposed Acquisition Transaction after the end of the Restricted Period but before the end of 30 months after the Distribution Date, then either (x) A. H. Belo shall be permitted to consummate such proposed Acquisition Transaction, provided that A. H. Belo shall provide Belo with an unconditional certification that it did not have any agreement, understanding, arrangement or substantial negotiations, within the meaning of Treasury Regulations Section 1.355-7(h), with the counterparty to such transaction within 12 months after the Distribution Date, and Belo after reasonable due investigation is satisfied with the correctness of such certification, or (y) such Proposed Acquisition Transaction shall be subject to the provisions under Sections 4.01(b) and (c).

(d) Notwithstanding anything herein to the contrary, for purposes of paragraph (c), no Ruling shall be obtained from the IRS if Belo determines that there is a reasonable possibility that such an action could have a significant adverse impact on any member of the Belo Group.

Section 4.02 Procedures Regarding Opinions and Rulings.

(a) Subject to Section 4.01(d), if A. H. Belo may take certain actions conditioned upon the receipt of Satisfactory Guidance, Belo, at the request of A. H. Belo, shall use commercially reasonable efforts to expeditiously obtain, or assist A. H. Belo in obtaining, such Satisfactory Guidance. Belo shall not be required to take any action pursuant to this Section 4.02(a) if A. H. Belo fails to certify, upon request, that all information and representations relating to any member of the A. H. Belo Group in the relevant documents are true, correct and complete. A. H. Belo shall reimburse Belo for all reasonable out-of-pocket costs and expenses incurred by the Belo Group in obtaining Satisfactory Guidance.

(b) Belo shall have the right to obtain a Ruling from the IRS (or any other Taxing Authority) or an Unqualified Tax Opinion at any time in its sole discretion. Belo shall reimburse A. H. Belo for all reasonable out-of-pocket costs and expenses incurred by the A. H. Belo Group in obtaining such a Ruling or Unqualified Tax Opinion.

(c) Belo shall have exclusive control over the process of obtaining any Ruling relating to the Transactions and neither A. H. Belo nor any of its Affiliates shall independently seek any guidance concerning the Transactions from any Taxing Authority at any time. In connection with any Ruling relating to the Transactions that can reasonably be expected to affect A. H. Belo liabilities under this Agreement, Belo shall (i) keep A. H. Belo informed of all material actions taken or proposed to be taken by Belo, (ii) reasonably in advance of the submission of any Ruling request provide A. H. Belo with a draft thereof, consider A. H. Belo’s comments on such draft, and provide A. H. Belo with a final copy, and (iii) provide A. H. Belo with notice reasonably in advance of, and permit A. H. Belo to attend, any formally scheduled meetings with the IRS (subject to the approval of the IRS) that relate to such Ruling.

ARTICLE V

TAX CONTESTS; INDEMNIFICATION; COOPERATION

Section 5.01 Notice.

(a) Within 15 days after a Party (the “Indemnitee”) becomes aware of the existence of a Tax Contest that may give rise to an indemnification claim under this Agreement by it against the other Party (the “Indemnifying Party”), the Indemnitee shall promptly notify the Indemnifying Party of the Tax Contest, and thereafter shall promptly forward or make available to the Indemnifying Party copies of notices and communications with a Taxing Authority relating to such Tax Contest.

(b) The Indemnifying Party shall not be responsible for any increase in amounts to which the Indemnitee is otherwise entitled to the extent that such increase results solely from the failure of the Indemnitee to provide timely notice as required pursuant to Section 5.01(a).

Section 5.02 Control of Tax Contests.

(a) Except as otherwise provided in paragraphs (b) and (c):

(i) Belo shall control, and have sole discretion in handling, settling or contesting, any Tax Contest relating to any Joint Returns, as well as any Separate Returns or other Return if any such Return is related to Taxes for which Belo is responsible pursuant to Article II, or the Tax treatment of the Transactions, provided that (x) Belo shall act in good faith in connection with its control of any such Tax Contests and (y) A. H. Belo shall have the right to participate in and advise on (including, without limitation, the opportunity to review and comment upon Belo’s communications with the Taxing Authority, which comments shall be incorporated upon the consent of Belo, not to be unreasonably withheld) such items for which A. H. Belo could be liable under Article II as a result of such Tax Contest; and

(ii) If A. H. Belo disagrees with Belo’s decision to settle a Tax Contest that may reasonably be expected materially to affect amounts for which A. H. Belo is liable under Article II, A. H. Belo shall have the right to contest its liability to Belo under Article II notwithstanding the settlement. A. H. Belo shall provide written notice to Belo of its intention to contest its liability as a result of any settlement (and its irrevocable election described below) prior to the time such settlement is entered into. Any such contest by A. H. Belo shall be made under the procedures set forth in Article VI. Under those procedures, A. H. Belo may irrevocably elect, in its sole discretion, to require the Tax Advisor or the arbitrator to determine either (x) the amount of a settlement with the relevant Taxing Authority that would most accurately reflect the litigation risk of the relevant issue, or (y) the most likely outcome of the issue if it were litigated without a settlement. In either such case, A. H. Belo shall be liable to Belo, or Belo shall be liable to A. H. Belo, based solely on the determination of the Tax Advisor or the arbitrator as if a settlement or litigation implementing such determination had actually occurred, without regard to the actual settlement. For the avoidance of doubt, this clause (ii) shall not limit Belo’s ability to settle a Tax Contest.

(b) A. H. Belo shall control and have sole discretion in handling, settling or contesting, any Tax Contest for a Pre-Distribution Tax Period to the extent such Tax Contest relates solely to Taxes that are the responsibility of A. H. Belo pursuant to Article II; provided that Belo shall have the right to participate in and advise on all aspects of such Tax Contests and may coordinate discussions with the relevant Taxing Authority with respect thereto.

(c) Belo and A. H. Belo shall jointly control Tax Contests relating to Tax liability arising from the failure of the Transactions to qualify for tax-free treatment under Code Sections 355 or 361, if there is a reasonable likelihood that A. H. Belo would be liable to Belo under Article II as a result of such Tax Contest. Neither Party shall have the right to settle any such Tax Contest without the consent of the other Party; provided that Belo may settle any such Tax Contest without the consent of A. H. Belo if Belo waives any claim for indemnification with respect thereto.

(d) Except as otherwise provided in paragraph (a), (b) or (c), A. H. Belo shall have sole control over any Tax Contest that relates to A. H. Belo Separate Returns for any Post-Distribution Tax Period.

(e) Any out-of-pocket costs incurred in handling, settling or contesting a Tax Contest shall be borne ratably by the Parties based on their ultimate liability under this Agreement for the Taxes to which the Tax Contest relates; provided, however, that if A. H. Belo contests a settlement made by Belo as provided in clause (ii) of paragraph (a), A. H. Belo shall bear the costs relating to A. H. Belo’s contest of such settlement unless A. H. Belo substantially prevails in such contest.

Section 5.03 Indemnification Payments.

(a) An Indemnitee shall be entitled to make a claim for payment pursuant to this Agreement when the Indemnitee determines that it is entitled to such payment and the amount of such payment (including, for the avoidance of doubt, the finalization of a Return before filing). The Indemnitee shall provide to the Indemnifying Party notice of such claim within 10 days of the date on which it first so becomes entitled to claim such payment, including a description of such claim and a detailed calculation of the amount of the indemnification payment that is claimed, provided, however, that no delay on the part of the Indemnitee in notifying the Indemnitor shall relieve the Indemnitor from any obligation hereunder unless (and then solely to the extent) the Indemnitor is actually and materially prejudiced thereby. Except as provided in paragraph (b), the Indemnifying Party shall make the claimed payment to the Indemnitee within 10 days after receiving such notice, unless the Indemnifying Party reasonably disputes its liability for, or the amount of, such payment.

(b) If the Indemnitee will be obligated to make the payment described in paragraph (a) to a Taxing Authority or other third Party (including expenses reimbursable under this Agreement), the Indemnifying Party shall not be obligated to pay the Indemnitee more than 5 days before the Indemnitee incurs such expense or makes such payment. If the Indemnitee’s claim for payment arises from a payment that the Indemnifying Party will receive from a third Party, such as a Refund, the Indemnifying Party shall not be obligated to pay the Indemnitee until 5 days after the Indemnifying Party receives such payment.

(c) In the case of a claim under Article II where no payment will be made to or received from a Taxing Authority, paragraph (b) shall be applied to the payments that would be made to or from a Taxing Authority if the A. H. Belo Group was treated as a standalone group for all taxable periods.

Section 5.04 Interest on Late Payments. Interest shall accrue with respect to any indemnification payment (including any disputed payment that is ultimately required to be made), not made within the period for payment, at [            ] percent per annum compounded quarterly.

Section 5.05 Treatment of Payments.

(a) The amount of all indemnification obligations under this Agreement shall be decreased to take into account the Tax benefits to the Indemnitee of the deductibility of any indemnified item (whether or not any Tax benefit is actually received for a deductible item and assuming the highest applicable taxable rate) and shall be increased where necessary so that, after all the required deductions (whether or not any Tax benefit is actually received for a deductible item and assuming the highest applicable taxable rate) have been made and Taxes imposed, the Indemnitee receives the amount it would have been entitled to receive under this Agreement in the absence of such deductions and Taxes.

(b) Any payments made to one Party by another Party pursuant to (i) this Agreement or (ii) the Separation and Distribution Agreement (if payment made pursuant to the Separation and Distribution Agreement relates to taxable periods (or portions thereof) ending on or before the Distribution) shall be treated by the Parties for all Tax purposes as a distribution by, or capital contribution to, A. H. Belo, as the case may be, made immediately prior to the Distribution, except to the extent otherwise required by a Final Determination.

Section 5.06 Expenses. Except as otherwise provided herein, each Party and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters under this Agreement.

Section 5.07 Cooperation. Each member of the Belo Group and the A. H. Belo Group shall cooperate fully with all reasonable requests from the other Party in connection with the preparation and filing of Tax Returns and Adjustment Requests, Tax Contests and other matters covered by this Agreement.

(a) Such cooperation shall include:

(i) the retention until the expiration of the applicable statute of limitations, and the provision upon request, of Tax Returns, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to the Tax Returns, including accompanying schedules, related workpapers, and documents relating to Rulings or other determinations by Taxing Authorities;

(ii) the execution of any document that may be necessary or reasonably helpful in connection with any Tax Contest, the filing of a Tax Return or Adjustment Request by a member of the Belo Group or the A. H. Belo Group, obtaining a Tax opinion or private letter ruling (except as otherwise provided in Section 4.02(c)), or other matters covered by this Agreement, including certification (provided in such form as may be required by applicable law or reasonably requested and made to the best of a Party’s knowledge) of the accuracy and completeness of the information it has supplied;

(iii) the use of the Parties’ reasonable best efforts to obtain any documentation that may be necessary or reasonably helpful in connection with any of the foregoing;

(iv) the use of the Parties’ reasonable best efforts to make the applicable Party’s current or former directors, officers, employees, agents and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters; and

(v) making determinations with respect to actions described in Section 4.01(c) as promptly as practicable including, without limitation, making determinations within 10 days with respect to modifications and amendments of employee stock purchase agreements or equity compensation plans under Section 4.01(b)(i)(x).

(b) If a Party fails to comply with any of its obligations set forth in this Section 5.07 upon reasonable request and notice by the other Party, and such failure results in the imposition of additional Taxes, the nonperforming Party shall be liable in full for such additional Taxes.

Section 5.08 Confidentiality. Any information or documents provided under this Agreement shall be kept confidential by the recipient-Party, except as may otherwise be necessary in connection with the filing of Tax Returns or with any Tax Contest. In addition, if Belo or A. H. Belo determines that providing such information could be commercially detrimental, violate any law or agreement or waive any privilege, the Parties shall use reasonable best efforts to permit compliance with the obligations under this Agreement in a manner that avoids any such harm or consequence.

Section 5.09 Retention of Tax Records. A. H. Belo may request from Belo and retain copies of (i) with respect to any Joint Return, all pro forma federal and state Tax Returns, supporting schedules and workpapers related to members of the A. H. Belo Group, and (ii) any Separate Returns for any A. H. Belo Group members, including supporting schedules and workpapers. If either Belo or A. H. Belo intends to dispose of documentation with respect to any Pre-Distribution Tax Period, including books, records, Tax Returns and all supporting schedules and information relating thereto (after the expiration of the applicable statute of limitations), of any member of the other Group, or in the case of the A. H. Belo Group any member included in a Joint Return, they shall provide written notice to the other Party describing the documentation to be disposed of 30 days prior to taking such action. The other Party may arrange to take delivery of the documentation described in the notice at its own expense during the succeeding 30 day period.

ARTICLE VI

RESOLUTION OF DISPUTES

Section 6.01 Tax Disputes. The Parties will endeavor, and will cause their respective Affiliates to endeavor, to resolve in an amicable manner all disputes arising in connection with this Agreement. The Parties shall negotiate in good faith to resolve any Tax Dispute for not less than 45 days. Upon written notice of either Party after 45 days, the matter will be referred to a Tax Advisor acceptable to both Parties. The Tax Advisor may, in its discretion, obtain the services of any third-party necessary to assist it in resolving the dispute. The Tax Advisor shall furnish written notice to the Parties of its resolution of the dispute as soon as practicable, but in any event no later than 45 days after its acceptance of the matter for resolution. Any such resolution by the Tax Advisor will be binding on the Parties and the Parties shall take, or cause to be taken, any action necessary to implement the resolution. All fees and expenses of the Tax Advisor shall be shared equally by Belo, on the one hand, and A. H. Belo, on the other hand. If, having determined that the dispute must be referred to a Tax Advisor, after 45 days the Parties are unable to find a Tax Advisor willing to adjudicate the dispute in question and whom the Parties in good faith find acceptable, then the dispute will be submitted for arbitration to the American Arbitrators Association, provided, however, that only an arbitrator that qualifies as a Tax Advisor shall be selected.

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 7.01 Disposition of A. H. Belo Subsidiaries. In the event that A. H. Belo disposes of the stock of a subsidiary that is not a Party to this Agreement (i) without receiving compensation equal to the fair market value of such subsidiary, prior to the disposition, such subsidiary shall deliver to Belo an executed agreement, in a form reasonably acceptable to Belo, agreeing to be bound by this Agreement as if it had been an original Party hereto or (ii) in an exchange intended to result in the receipt of compensation equal to the fair market value of such subsidiary, prior to the disposition, such subsidiary shall deliver to Belo an executed agreement, in a form reasonably acceptable to Belo, agreeing to be bound by Sections 5.07, 5.08, 5.09 and Article VII of this Agreement as if it had been an original Party hereto.

Section 7.02 Complete Agreement; Representations.

(a) Except as explicitly stated herein, this Agreement, together with the exhibits and schedules hereto constitutes the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

(b) Belo represents on behalf of itself and each other member of the Belo Group and A. H. Belo represents on behalf of itself and each other member of the A. H. Belo Group as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement; and

(ii) this Agreement has been duly executed and delivered by such Person (if such Person is a Party) and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof (assuming the due execution and delivery thereof by the other Party), except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other Laws relating to creditors’ rights generally and by general equitable principles.

Section 7.03 Costs and Expenses. All costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby shall be borne as provided in the Separation and Distribution Agreement.

Section 7.04 Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Texas, without giving effect to the conflicts of laws principles thereof.

Section 7.05 Notices. All notices, requests, claims, demands and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the Parties at the following addresses or facsimile numbers:

If to Belo or any member of the Belo Group, to:

Belo Corp.

400 South Record Street

Dallas, TX 75202

Attn: Chief Executive Officer

Facsimile: [intentionally left blank]

with a copy to:

Belo Corp.

400 South Record Street

Dallas, TX 75202

Attn: Chief Financial Officer

Facsimile: [intentionally left blank]

If to A. H. Belo or any member of the A. H. Belo Group, to:

A. H. Belo Corporation

400 South Record Street

Dallas, TX 75202

Attn: Chief Executive Officer

Facsimile: [intentionally left blank]

with a copy to:

A. H. Belo Corporation

400 South Record Street

Dallas, TX 75202

Attn: Chief Financial Officer

Facsimile: [intentionally left blank]

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this section, be deemed given upon receipt and (iii) if delivered by mail in the manner described above to the address as provided in this section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party.

Section 7.06 Amendment, Modification or Waiver.

(a) Prior to the Distribution, this Agreement may be amended, modified, waived, supplemented or superseded, in whole or in part, by Belo in its sole discretion by execution of a written amendment delivered to A. H. Belo. Subsequent to the Distribution, this Agreement may be amended, modified, supplemented or superseded only by an instrument signed by duly authorized signatories of both Parties.

(b) Following the Distribution, any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

Section 7.07 No Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Party; provided, however, that no such consent shall be required in the event of a merger, consolidation or sale of either Belo or A. H. Belo. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties hereto and their respective successors and assigns.

Section 7.08 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 7.09 Specific Performance. From and after the Distribution, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Parties agree that the Party or Parties to this Agreement who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that, from and after the Distribution, the remedies at law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any loss, that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 7.10 Texas Forum. Each of the Parties agrees that, except as otherwise provided in Section 6.01, all Actions arising out of or in connection with this Agreement, or for recognition and enforcement of any judgment arising out of or in connection with this Agreement, shall be tried and determined exclusively in the state or federal courts in the State of Texas, County of Dallas, and each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the Parties hereby expressly waives any right it may have to assert, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such action or proceeding: (a) any claim that it is not subject to personal jurisdiction in the aforesaid courts for any reason; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts; and (c) any claim that (i) any of the aforesaid courts is an inconvenient or inappropriate forum for such action or proceeding, (ii) venue is not proper in any of the aforesaid courts and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by any of the aforesaid courts. Each of the Parties agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.05 or any other manner as may be permitted by Law shall be valid and sufficient service thereof.

Section 7.11 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE WAIVER IN THIS SECTION, (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) SUCH PARTY MAKES SUCH WAIVER VOLUNTARILY AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, AGREEMENTS AND CERTIFICATIONS HEREIN.

Section 7.12 Interpretation; Conflict With Ancillary Agreements. The language of this Agreement shall be construed according to its fair meaning and shall not be strictly construed for or against any Party. Notwithstanding the foregoing, the purposes of Article IV are to ensure the Tax-Free Status and, accordingly, the Parties agree that the language thereof shall be interpreted in a manner that serves this purpose to the greatest extent possible. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. If, and to the extent, the provisions of this Agreement conflict with the Separation and Distribution Agreement, or any Ancillary Agreement, the provisions of this Agreement shall control.

Section 7.13 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

Section 7.14 Survival. Except with respect to Sections 5.07, 5.08 and 5.09 which shall remain in effect without limitation as to time, the provisions in this Agreement shall be unconditional and absolute and shall remain in effect until the expiration of the statute of limitations for all taxable periods that end before or include the date on which the Distribution occurs and the resolution of all disputes under this Agreement that arose during such periods.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.